Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 27, 2009

To the Board of Directors of
Atheron, Inc.
Makati City 1235, Philippines

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Act of 1934, filed by Atheron, Inc. of our report dated November 27, 2009, relating to the financial statements of Atheron, Inc., a Nevada Corporation, for the periods ending August 31, 2009 and 2008.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC